                                                                    Exhibit 2.1


                            SHARE PURCHASE AGREEMENT

                                      AMONG

                            RICHEY ELECTRONICS, INC.

                              SCL ELECTRONICS LTD.

                           SIMMONDS TECHNOLOGIES INC.

                                       AND

                            SIMMONDS CAPITAL LIMITED


                            dated as of June 13, 1997




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                                TABLE OF CONTENTS
                                                                            Page
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Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Recitals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


ARTICLE I           DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . 1
     Section 1.1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II          SALE AND PURCHASE OF SHARES. . . . . . . . . . . . . . . . 7
     Section 2.1.   Sale of Shares . . . . . . . . . . . . . . . . . . . . . . 7
     Section 2.2.   Purchase Price . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE III         CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Section 3.1.   The Closing. . . . . . . . . . . . . . . . . . . . . . . . 7
     Section 3.2.   Further Assurances . . . . . . . . . . . . . . . . . . . . 7

ARTICLE IV          REPRESENTATIONS AND WARRANTIES RE:
                    THE SELLER AND SCL . . . . . . . . . . . . . . . . . . . . 8
     Section 4.1.   Organization of the Seller and SCL . . . . . . . . . . . . 8
     Section 4.2.   Authorization and Validity of Agreement. . . . . . . . . . 8
     Section 4.3.   No Conflict with Other Agreements or Laws. . . . . . . . . 8
     Section 4.4.   Ownership of Shares. . . . . . . . . . . . . . . . . . . . 9
     Section 4.5.   Residency. . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 4.6.   Intercompany Debt. . . . . . . . . . . . . . . . . . . . . 9
     Section 4.7.   No Brokers . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE V           REPRESENTATIONS AND WARRANTIES RE: THE COMPANY . . . . . . 9
     Section 5.1.   Organization, Standing and Authority of the Company. . . .10
     Section 5.2.   Qualification of the Company . . . . . . . . . . . . . . .10
     Section 5.3.   Capitalization and Ownership . . . . . . . . . . . . . . .10
     Section 5.4.   Authorization of Agreement . . . . . . . . . . . . . . . .10
     Section 5.5.   Investments. . . . . . . . . . . . . . . . . . . . . . . .11
     Section 5.6.   Corporate Records. . . . . . . . . . . . . . . . . . . . .11
     Section 5.7.   Consents of Third Parties. . . . . . . . . . . . . . . . .11
     Section 5.8.   Financial Statements; Liabilities. . . . . . . . . . . . .12
     Section 5.9.   Certain Transactions . . . . . . . . . . . . . . . . . . .12
     Section 5.10.  Litigation . . . . . . . . . . . . . . . . . . . . . . . .13
     Section 5.11.  Lists of Certain Items . . . . . . . . . . . . . . . . . .13
     Section 5.12.  Contracts. . . . . . . . . . . . . . . . . . . . . . . . .14
     Section 5.13.  Non-Arm's Length Transactions. . . . . . . . . . . . . . .16


                                        i
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     Section 5.14.  Title to Assets. . . . . . . . . . . . . . . . . . . . . .16
     Section 5.15.  Real Property. . . . . . . . . . . . . . . . . . . . . . .16
     Section 5.16.  Intellectual Property Rights . . . . . . . . . . . . . . .17
     Section 5.17.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . .17
     Section 5.18.  Condition of Assets. . . . . . . . . . . . . . . . . . . .18
     Section 5.19.  Accounts Receivable and Accounts Payable . . . . . . . . .18
     Section 5.20.  Permits. . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 5.21.  Compliance with Laws . . . . . . . . . . . . . . . . . . .19
     Section 5.22.  Compliance with Environmental Laws . . . . . . . . . . . .19
     Section 5.23.  Employee Plans . . . . . . . . . . . . . . . . . . . . . .20
     Section 5.24.  Employees. . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 5.25.  Customers. . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 5.26.  Suppliers. . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 5.27.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Section 5.28.  Directors and Officers . . . . . . . . . . . . . . . . . .25
     Section 5.29.  Prior Acquisition Agreements . . . . . . . . . . . . . . .25
     Section 5.30.  No Brokers . . . . . . . . . . . . . . . . . . . . . . . .26
     Section 5.31.  Completeness . . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF
                    THE PURCHASER. . . . . . . . . . . . . . . . . . . . . . .26
     Section 6.1.   Organization and Good Standing . . . . . . . . . . . . . .26
     Section 6.2.   Authorization and Validity of Agreement. . . . . . . . . .26
     Section 6.3.   Consents of Third Parties. . . . . . . . . . . . . . . . .26
     Section 6.4.   Litigation . . . . . . . . . . . . . . . . . . . . . . . .27
     Section 6.5.   Investment Representations . . . . . . . . . . . . . . . .27
     Section 6.6.   No Brokers . . . . . . . . . . . . . . . . . . . . . . . .27

ARTICLE VII         TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . .27
     Section 7.1.   Tax Indemnification. . . . . . . . . . . . . . . . . . . .27
     Section 7.2.   Purchaser Tax Indemnification. . . . . . . . . . . . . . .28
     Section 7.3.   Transfer Taxes . . . . . . . . . . . . . . . . . . . . . .28
     Section 7.4.   Loss Carryforwards . . . . . . . . . . . . . . . . . . . .28

ARTICLE VIII        SURVIVAL OF REPRESENTATIONS;
                    INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . .29
     Section 8.1.   Survival of Representations. . . . . . . . . . . . . . . .29
     Section 8.2.   Indemnification. . . . . . . . . . . . . . . . . . . . . .29
     Section 8.3.   Procedures for Indemnification . . . . . . . . . . . . . .31
     Section 8.4.   Third Party Claims . . . . . . . . . . . . . . . . . . . .32


                                       ii

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ARTICLE IX          MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .33
     Section 9.1.   Governing Law. . . . . . . . . . . . . . . . . . . . . . .33
     Section 9.2.   Captions . . . . . . . . . . . . . . . . . . . . . . . . .33
     Section 9.3.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .34
     Section 9.4.   Parties in Interest. . . . . . . . . . . . . . . . . . . .35
     Section 9.5.   Counterparts . . . . . . . . . . . . . . . . . . . . . . .35
     Section 9.6.   Amendments . . . . . . . . . . . . . . . . . . . . . . . .35
     Section 9.7.   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .35
     Section 9.8.   Severability . . . . . . . . . . . . . . . . . . . . . . .35
     Section 9.9.   Third Party Beneficiaries. . . . . . . . . . . . . . . . .35
     Section 9.10.  Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . .35
     Section 9.11.  Construction . . . . . . . . . . . . . . . . . . . . . . .36
     Section 9.12.  Publicity. . . . . . . . . . . . . . . . . . . . . . . . .36
     Section 9.13.  Debit Memos. . . . . . . . . . . . . . . . . . . . . . . .36
     Section 9.14.  Use of Simmonds Name . . . . . . . . . . . . . . . . . . .36
     Section 9.15.  Entire Agreement . . . . . . . . . . . . . . . . . . . . .36

                            SHARE PURCHASE AGREEMENT


          THIS SHARE PURCHASE AGREEMENT, dated June 13, 1997, is by and among RICHEY ELECTRONICS, INC., a corporation incorporated under the laws of the State of Delaware (the "Purchaser"), SCL ELECTRONICS LTD., a corporation incorporated under the laws of Canada (the "Seller"), SIMMONDS TECHNOLOGIES INC., a corporation amalgamated under the laws of the Province of Ontario (the "Company"), and SIMMONDS CAPITAL LIMITED, a corporation incorporated under the laws of the Province of Ontario ("SCL").

          WHEREAS, the Company is engaged in the business of distributing electronic components (the "Business");

          WHEREAS, the Seller owns all of the issued and outstanding Common Shares of the Company;

          WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding Common Shares of the Company; and

          WHEREAS, the Seller is a wholly-owned subsidiary of SCL and SCL, in order to induce the Purchaser to enter into this Agreement, desires to join in the representations and warranties of the Seller and to indemnify the Purchaser to the extent herein provided.

          NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1.   DEFINITIONS.

          As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable both to the singular and plural forms of such terms.

          ACTION: Any action, suit, arbitration or legal, administrative or other proceeding (public or private) or investigation by any Governmental Authority.

          AFFILIATE: As to any Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          AGREEMENT: This Share Purchase Agreement (including the Disclosure Schedule) and all amendments of this Share Purchase Agreement.

          AUDITED FINANCIAL STATEMENTS: Collectively, the following audited financial statements of the Company: (a) balance sheet as at December 31, 1995 and statements of operations, retained earnings and changes in financial position for the year ended December 31, 1995 (including the related notes thereto and the auditors' reports thereon prepared by Pannell Kerr Forster, Chartered Accountants) and (b) balance sheet as at December 31, 1996 and statements of operations, retained earnings (deficit) and changes in financial position for the year ended December 31, 1996 (including the related notes thereto and the auditors' reports thereon prepared by Hill and Company, Chartered Accountants).

          BALANCE SHEET DATE:  December 31, 1996.

          BASKET AMOUNT:  As defined in Section 8.2(c).

          BUSINESS:  As defined in the recitals to this Agreement.

          BUSINESS DAY: Any day other than a Saturday, a Sunday, or a day on which banking institutions in the City of Los Angeles, California are authorized or obligated by Law to be closed.

          CHARTER DOCUMENTS: With respect to any corporate entity, collectively, (a) its certificate and articles of incorporation, as amended or restated, and (b) its bylaws, as amended or restated.

          CIRCUMSTANCE:  As defined in Section 8.4(a).

          CLOSING:  As defined in Section 3.1.

          CLOSING DATE:  As defined in Section 3.1.

          CLOSING DATE ESTIMATED BALANCE SHEET: As defined in Section 5.8(d) and a copy of which is attached as an exhibit to Section 5.8 of the Disclosure Schedule.

          CLOSING TIME:  12:01 a.m. on the Closing Date.

          COMMON SHARES:  The common shares in the capital of the Company.

          COMPANY:  As defined in the first paragraph of this Agreement.

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                                      - 3 -

          CONFIDENTIALITY AGREEMENT: That certain confidentiality agreement dated as of January 2, 1997 between the Purchaser and Everen Securities, Inc. on behalf of SCL.

          DEFICIENT RECORDS:  As defined in Section 5.6(c).

          DISCLOSURE SCHEDULE:  As defined in the first paragraph of Article V.

          EMPLOYEE PLANS: Collectively,(a) bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension or retirement, deferred compensation, medical, hospital, dental, vision care, drug, life, disability, accident, accrued leave, vacation, sick pay, sick leave, automobile, computer, cellular telephone, supplemental retirement and unemployment benefit and legal benefit plans, programs, arrangements, commitments or practices (whether or not insured) and (b) employment, consulting, termination or severance contracts or agreements, in each case for any Personnel that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Company, the Seller or SCL or with respect to which any potential liability is borne by the Company or any of the Predecessors.

          ENVIRONMENTAL LAWS: Any Laws pertaining to the environment, human (including occupational) health or safety or Hazardous Materials.

          ETA:  The Excise Tax Act (Canada), as amended from time to time.

          FINANCIAL STATEMENTS: Collectively, the Audited Financial Statements and the Interim Financial Statements, copies of which are attached as an exhibit to Section 5.8 of the Disclosure Schedule.

          GAAP: Generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

          GOVERNMENTAL APPROVALS: Any authorization, consent, approval, license or exemption of, registration or filing with or report or notice to, any Governmental Authority.

          GOVERNMENTAL AUTHORITY: Any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          GST: Any and all Taxes payable under Part IX of the ETA or under any provincial legislation similar to Part IX of the ETA.

          HAZARDOUS MATERIALS: Any pollutants, wastes, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances.

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                                      - 4 -

          INDEMNIFICATION CLAIM:   As defined in Section 8.3(a).

          INDEMNITEE:  As defined in the first paragraph of Section 8.3.

          INDEMNITOR:  As defined in the first paragraph of Section 8.3.

          INTELLECTUAL PROPERTY RIGHTS: Patents, patent applications, patent disclosures, trademarks, trademark applications, trademark registrations, trade names, business names, service marks and copyrights.

          INTERIM FINANCIAL STATEMENTS: The Company's unaudited balance sheet as at the Interim Balance Sheet Date and its unaudited income statement for the 4 month period then ended.

          INTERIM BALANCE SHEET DATE:  April 30, 1997.

          KNOWLEDGE: When used in the context of "to the Knowledge of a particular party," the actual knowledge of that party after due inquiry (including, where appropriate, consultation with responsible employees of the Company) into the subject matter, PROVIDED FURTHER, that each Person which is not a natural person shall be charged with the actual knowledge of its directors and officers.

          LAW: Any federal, provincial, state, municipal or local statute, law, rule, regulation, ordinance, by-law, order, code, policy, directive, instruction, guideline or rule of common law, in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority, including any judicial or administrative order, consent decree, decision or judgment.

          LETTER OF INTENT: The letter of intent, dated April 30, 1997, between the Purchaser and SCL.

          LIABILITY CAP:  As defined in Section 8.2(c).

          LIEN: Any mortgage, pledge, security interest, hypothecation, assignment, deposit or storage arrangement, encumbrance, claim, restriction, lien (statutory or other), exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any bailment, conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any document under the Laws of any jurisdiction to evidence any of the foregoing).

          LOSSES:  As defined in Section 8.2(a).

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                                      - 5 -

          MATERIAL ADVERSE EFFECT: A material adverse effect on the Business, assets, liabilities. operations or condition (financial or otherwise) or prospects of the Company.

          MISSING RECORDS:  As defined in Section 5.6(c).

          PERMITS: Licenses, certificates, permits, orders, consents, approvals, registrations and other authorizations, qualifications and filings under any Laws or with any Governmental Authorities.

          PERSON: Individual, general partnership, limited partnership, limited liability partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

          PERSONNEL: Any present or former officers, employees or directors of or consultants to the Company.

          PREDECESSORS:  Collectively, (a) Cardinal Industrial Electronics
(1992) Ltd., (b) Carsten Electronics Limited, (c) W.E.S. Electronics Limited,
(d) Produits Electroniques en Gros Ltee/Electronic Wholesalers Co. Ltd., (e) E W Electronic Wholesalers Ltd., (f) Cite Electronique Inc. (formerly known as Gestion Gaston Tougas Inc.), (g) 1161908 Ontario Limited (formerly known as 581095 Saskatchewan Ltd.) and (h) 1161907 Ontario Limited (formerly known as Radio Supply and Services (1977) Ltd.), including their respective predecessors.

          PRIOR ACQUISITION AGREEMENTS: Collectively, (a) the Share Purchase Agreement dated December 22, 1994 between SCL and the vendors named therein pertaining to the acquisition of Cardinal Industrial Electronics (1992) Ltd.,
(b) the Share Purchase Agreement dated December 22, 1994 between SCL and the vendor named therein pertaining to the acquisition of Carsten Electronics Limited, (c) Share Purchase Agreement dated December 24, 1994 between SCL and the vendors named therein pertaining to the acquisition of W.E.S. Electronics Limited, (d) the Share Purchase Agreement dated April 10, 1995 between SCL and the vendors named therein pertaining to the acquisition of Produits Electroniques en Gros Ltee/Electronic Wholesalers Co. Ltd., (e) the Share Purchase Agreement dated April 10, 1995 between SCL and the vendors named therein pertaining to the acquisition of E W Electronic Wholesalers Ltd., (f) the Share Purchase Agreement dated May 24, 1995 between the Company and the vendors named therein pertaining to the acquisition of Cite Electronique Inc. and (g) the Share Purchase Agreement dated December 31, 1995 between SCL and the shareholders named therein pertaining to the acquisition of Radio Supply.

          PURCHASE PRICE:  As defined in Section 2.2.

          PURCHASED SHARES:  As defined in Section 2.1(a).

          PURCHASER:  As defined in the first paragraph of this Agreement.

          PURCHASER PERSONS:  As defined in Section 8.2(a).

          REAL PROPERTY:  As defined in Section 5.11(a).

          SALTMARSH CONTRACT:  As defined in Section 8.2(f).

          SCHEDULED CONTRACTS:  As defined in Section 5.12.

          SCL: As defined in the first paragraph of this Agreement and whose name was changed, effective September 26, 1995, from Simmonds Communications Ltd. to Simmonds Capital Limited.

          SELLER:  As defined in the first paragraph of this Agreement.

          TAX ACT:  The Income Tax Act (Canada), as amended from time to time.

          TAXES: All income, profits, gains, gross receipts, capital, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, social security, property, environmental, and all other taxes, levies, duties, assessments, reassessments or other charges of any kind whatsoever, together with any interest, penalties, and additions thereto imposed by any Governmental Authority, including all amounts imposed as a result of being a member of a consolidated, affiliated, or combined group.

          TAXABLE PERIOD: Any taxation year or any other period that is relevant for computing Tax liability or with respect to which any Tax may be imposed under any applicable Law or by any Governmental Authority.

          TAX RESERVE:  As defined in Section 5.27(j).

          TAX RETURN: All returns, reports, elections, estimates, declarations, information statements, and other forms and documents (including all schedules, exhibits, and other attachments thereto) relating to, and required to be filed in connection with, any Taxes (including estimated Taxes).

          THIRD PARTY CLAIM:  As defined in Section 8.4(a).

                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES

          Section 2.1.   SALE OF SHARES.

          (a) Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to Purchase from the Seller on the Closing Date, all of the issued and outstanding Common Shares of the Company (the "Purchased Shares"). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no obligation to purchase less than all of the Purchased Shares.

          (b) Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver to the Purchaser the certificates representing all of the Purchased Shares, duly endorsed in blank for transfer with all exigible security transfer taxes paid, all in suitable form for transfer of title to all of the Purchased Shares to the Purchaser, free and clear of all Liens.

          Section 2.2. PURCHASE PRICE. The aggregate purchase price for all of the Purchased Shares shall be One Dollar in United States funds (the "Purchase Price"). Subject to the terms and conditions of this Agreement, the Purchase Price shall be delivered at the Closing, in cash.


                                   ARTICLE III

                                     CLOSING

          Section 3.1. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Shares (the "Closing") shall take place at 10:00 a.m. (local time), at the offices of Davies, Ward & Beck in Toronto, Ontario on the date hereof (the "Closing Date"), the Closing to be effective as of the Closing Time.

          Section 3.2. FURTHER ASSURANCES. On or after the Closing Date, the Seller shall, at the Purchaser's request and without further consideration, from time to time execute and deliver such further instruments of conveyance, assignment and transfer as the Purchaser may reasonably request, in addition to those specified in this Agreement, and the Seller shall take, or cause to be taken, such other actions as the Purchaser may reasonably request for more effective conveyance, assignment and transfer of the Purchased Shares to the Purchaser. Notwithstanding the foregoing, the Purchaser shall reimburse the Seller for the reasonable out-of-pocket costs and expenses incurred by the Seller in responding to any such requests which are not customary for transactions of the kind contemplated by this Agreement; provided, however, that in no event shall the Purchaser be obligated to reimburse the Seller for costs and expenses incurred by Seller in discharging Liens or executions or related filings or obtaining contractual consents or consents related to the transfer of the real property leases and the termination of the IBM lease in connection with this Agreement.


                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES RE: THE SELLER AND SCL

          The Seller and SCL jointly and severally represent and warrant as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

          Section 4.1.   ORGANIZATION OF THE SELLER AND SCL.

          (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of Canada and has full corporate power and authority to own or lease its property, to own the Purchased Shares and to enter into this Agreement and to perform its obligations hereunder.

          (b) SCL is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and has full corporate power and authority to own or lease its property and to enter into this Agreement and to perform its obligations hereunder.

          Section 4.2. AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement by the Seller and SCL have been duly authorized and approved by their respective boards of directors and no other corporate action on their part is necessary to authorize their execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Seller and SCL. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Seller and SCL, enforceable against each of them in accordance with the terms hereof.

          Section 4.3. NO CONFLICT WITH OTHER AGREEMENTS OR LAWS. The execution, delivery and performance of this Agreement by each of the Seller and SCL will not (a) violate any provision of its Charter Documents, (b) violate any Laws applicable to it or any of its properties or assets, (c) require any Governmental Approvals, (d) require filing with, or permission, consent or approval of, or the giving of notice to, any other Person (other than Governmental Authorities), except Canadian Imperial Bank of Commerce and Mees Pierson ICS Limited whose consents have been obtained, (e) violate the terms of any agreement or instrument to which it is a party or by which it or any of its properties are bound and (f) be in conflict with, or result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such agreement or instrument.

          Section 4.4. OWNERSHIP OF SHARES. The Seller is the lawful, beneficial and record owner of all of the Purchased Shares, being all of the issued and outstanding Common Shares of the Company. The Seller owns the Purchased Shares, free and clear of all Liens. Without limiting the generality of the foregoing, none of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement. Except for this Agreement, neither the Seller nor SCL has any legal obligation, absolute or contingent, to any Person to sell any of the Common Shares. Prior to the execution of this Agreement, the Seller has provided the Purchaser with a true and correct copy of the certificate(s) representing the Purchased Shares. The sale, transfer, assignment and delivery of the Purchased Shares to the Purchaser as provided in this Agreement will convey to the Purchaser good and marketable title to the Purchased Shares, free and clear of all Liens.

          Section 4.5. RESIDENCY. The Seller is a resident of Canada for purposes of the Tax Act.

          Section 4.6. INTERCOMPANY DEBT. As of the Closing Date, STI is indebted to SCL and its Affiliates (other than the Seller) and to the Seller for borrowed money and for payables net of receivables in the following amounts:
$8,313,247 to SCL and its Affiliates (other than the Seller) and $3,833,275 to the Seller.

          Section 4.7. NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of the Seller or SCL and no Person with which the Seller or SCL has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, except that SCL has retained Everen Securities, Inc. and TriCapital Management Limited in connection herewith and shall be solely responsible for their respective fees.


                                    ARTICLE V

                       REPRESENTATIONS AND WARRANTIES RE:
                                   THE COMPANY

          The Company, the Seller and SCL jointly and severally represent and warrant as follows, in all cases except as set forth in the disclosure schedule of even date herewith signed by each of them and identified therein as the disclosure schedule referred to herein (such disclosure schedule together with the exhibits thereto is referred to herein as the "Disclosure Schedule" and is incorporated herein by this reference). The Disclosure Schedule makes explicit reference to the particular Section of this Article V as to which exception is taken, which in each case shall constitute the sole Section as to which such exception shall apply. The Company, the Seller and SCL acknowledge that the Purchaser is relying on the following representations and warranties in connection with its purchase of the Purchased Shares.

          Section 5.1. ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY. The Company is a corporation duly amalgamated, organized, validly existing and in good standing under the laws of the Province of Ontario and has full corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted.

          Section 5.2. QUALIFICATION OF THE COMPANY. The Company is qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the properties owned or leased by it requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The jurisdictions in which the Company is so qualified are set forth in Section 5.2 of the Disclosure Schedule.

          Section 5.3.   CAPITALIZATION AND OWNERSHIP.

          (a) The Company has an authorized capitalization consisting of an unlimited number of Common Shares of which 600,100 shares are issued and outstanding, and an unlimited number of Class A preference shares, issuable in series, of which no shares are issued and outstanding.

          (b) The Seller is the beneficial and registered owner of 600,100 Common Shares, which constitute all of the issued and outstanding Common Shares of the Company. All of such shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (c) There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale by the Company of any shares of the capital stock or other securities of the Company.

          (d) The Company does not have any legal obligation, absolute or contingent, to any Person to sell the Business or any part thereof or to enter into any agreement with respect to a sale thereof, except for sales of inventory in the ordinary course of business.

          Section 5.4. AUTHORIZATION OF AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by the board of directors of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof.

          Section 5.5. INVESTMENTS. Except as set forth in Section 5.5 of the Disclosure Schedule, the Company does not own and does not have any agreements to acquire, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person, and the Company does not have any agreements to acquire or lease any other business operations.

          Section 5.6.   CORPORATE RECORDS.

          (a) The Company has heretofore delivered to the Purchaser true and complete copies of its Charter Documents.

          (b) Subject to paragraph (c) of this Section 5.6, the minute books of the Company (including the Predecessors), as previously made available to the Purchaser and its representatives, contain materially accurate records of all meetings of, and corporate actions taken by (including actions taken by written consent), the shareholders and the board of directors (including committees of the board of directors) of the Company.

          (c) Certain of the minute books and corporate records of certain of the Predecessors are missing (the "Missing Records") and certain of such minute books and corporate records contain certain deficiencies (the "Deficient Records"). None of the Missing Records contains any material facts or information, including without limitation any facts or information that would be reasonably expected to influence the Purchaser's decision to purchase the Purchased Shares, or contains any facts or information evidencing or creating any right or claim in favour of any third party to any issued or unissued securities of the Company or any Predecessor (including, without limitation, the Purchased Shares) or any other right against the Company or any Predecessor. None of the Deficient Records constitutes, represents or creates any liability or obligation in favour of any third party on the part of the Company or the Purchaser or contains or creates in favour of any third party any right or claim to any issued or unissued securities of the Company or any Predecessor (including, without limitation, the Purchased Shares) or any other right against the Company or any Predecessor.

          (d) Except as set forth in Section 5.6 of the Disclosure Schedule, at the Closing Time, all of the books and records of the Company will be in the possession of the Company at its corporate headquarters in Pickering, Ontario.

          Section 5.7.   CONSENTS OF THIRD PARTIES.  Except as set forth in
Section 5.7 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not (a) violate any provision of the Charter Documents of the Company; (b) violate any Laws applicable to the Company or any of its properties or assets, (c) require any Governmental Approvals, (d) require filing with, or permission, consent or approval of, or the giving of notice to, any other Person (other than Governmental Authorities), and (e) with or without the giving of notice and/or the passage of time, result in a violation or breach of, conflict with, constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Permit, distributor or franchise agreement, lease or any other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound.

          Section 5.8.   FINANCIAL STATEMENTS; LIABILITIES.

          (a) The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated therein and fairly present in all material respects the financial condition of the Company as at the respective dates thereof and the results of its operations and changes in financial position for the respective periods indicated therein.

          (b) Except as set forth in Section 5.8 of the Disclosure Schedule, since the Interim Balance Sheet Date, there has been no material adverse change in the business, operations, financial condition or results of operations of the Company.

          (c) The Company has no liabilities or financial obligations, whether accrued, absolute, contingent or otherwise, except (1) as set forth in the balance sheet included in the Interim Financial Statements,(2) liabilities incurred in the ordinary course of business and not involving borrowing by the Company that were incurred subsequent to the Interim Balance Sheet Date and, in the aggregate, are not materially adverse to the Business or the Company, and
(3)as set forth in Section 5.8 of the Disclosure Schedule arising out of the matters described in such Section 5.8.

          (d) The Company has delivered to the Purchaser an estimated unaudited balance sheet as at June 6, 1997 (the "Closing Date Estimated Balance Sheet"). Such balance sheet was prepared by the Company in accordance with GAAP applied on a basis consistent with those used in the preparation of the Audited Financial Statements and fairly presents in all material respects the financial condition of the Company as at the date thereof, except that it is based on the Company's best estimates of changes since the Interim Balance Sheet Date.

          Section 5.9.   CERTAIN TRANSACTIONS.  Except as disclosed in Section
5.9 of the Disclosure Schedule, since the Balance Sheet Date, the Company has not (a) mortgaged, pledged or subjected to any Liens any of its properties or assets;(b) sold, assigned, transferred, leased or otherwise disposed of, or agreed to sell, assign, transfer, lease or otherwise dispose of, any of its properties or assets, other than sales of inventory in the ordinary course of business;(c) cancelled or compromised, or agreed to cancel or compromise, any debts or claims or waived or released any claims other than in the ordinary course of business;(d) effected any change in the accounting methods and principles used in connection with its books, records and financial statements;(e) suffered any change which has been, either in any case or in the aggregate, materially adverse to the financial condition or results of operations of the Company;(f) suffered any casualty losses or damages with respect to any of its properties or assets;(g) failed promptly to pay and discharge current liabilities, the non-payment of which or the failure to discharge which is reasonably likely to have a Material Adverse Effect,(h) conducted the Business other than in the ordinary and regular course consistent with the past practices of the Company,(i) paid any dividends or made any other distributions in respect of its capital stock or redeemed, purchased or otherwise acquired any of its capital stock or (j) made any distributions of cash or other property to its shareholders, officers or directors (including, without limitation, payments with respect to any intercompany debt), other than normal salary, bonus and related compensation payments in amounts not in excess of those disclosed to the Purchaser in the compensation list referred to below.

          Section 5.10.  LITIGATION.

          (a) There are no Actions pending or threatened that question the validity of this Agreement or any action taken or to be taken by the Company, the Seller and SCL, or any of them, in connection with this Agreement.

          (b) Except as set forth in Section 5.10 of the Disclosure Schedule, there are no Actions pending or threatened against or affecting the Company, the Real Property or any of the Company's properties or assets or involving any of the Predecessors. To the Knowledge of the Company, the Seller and SCL or any of them, there is no valid basis for any Action, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect.

          (c) There are no outstanding orders, writs, judgments, injunctions, awards or decrees of any court, other Governmental Authority or arbitrator against or affecting the Company or the Real Property or involving any of the Predecessors.

          Section 5.11. LISTS OF CERTAIN ITEMS. Section 5.11 of the Disclosure Schedule contains accurate and complete lists of the following with respect to the Company:

          (a) All real property occupied by the Company, or which it has the right to occupy, under rental arrangements (the "Real Property"), including the addresses thereof;

          (b) Owned or leased machinery, equipment, computer hardware, office furniture, fixtures, vehicles and similar personal property (including the current depreciated book value of owned items and the lease payments for leased items);

          (c) All proprietary computer software (including, without limitation, all computer programs, data bases and documentation) owned by the Company or used in the Business (including the applicable licenses for such software which is not owned by the Company);

          (d) All Intellectual Property Rights owned by the Company or used in the Business (including the applicable licenses for Intellectual Property which is not owned by the Company);

          (e) All insurance policies and binders (including the policy numbers, names and addresses of insurers, expiration dates, descriptions and amounts of coverage, annual premiums and pending claims thereunder);

          (f)  All Employee Plans;

          (g) All Permits held or used by the Company (including for each such Permit, the Governmental Authority which issued it, the applicable expiration or renewal date, and whether notice to or consent by such Governmental Authority is required for the transactions contemplated by this Agreement);

          (h) The name and address of each bank or other financial institution at which the Company has an account or safe deposit box, the number of any such account or box, and the names of all Personnel authorized to draw thereon or to have access thereto;

          (i) The name of each Person holding a general or special power of attorney from the Company and a summary of the terms thereof;

          (j)  All inventory at locations other than the Real Property; and

          (k) The inventory of the Company as reflected on its perpetual inventory list.

          The Company has previously provided to the Purchaser an accurate and complete list of the names and current rates of compensation of all Personnel (including date of hire, title or classification and a summary of existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any, paid or payable to such persons in the fiscal year ended on December 31, 1996 or subsequent thereto), which list is not included in the Disclosure Schedule in order to maintain the confidentiality of such information. Such list includes Personnel who are on lay-off and who have been continuously absent from work for a period in excess of one month, as well as the reason for their absence. Such list also includes Personnel in respect of whom the Company has been advised by the applicable workers' compensation board that they are in receipt of benefits under applicable workers' compensation laws.

          Section 5.12.  CONTRACTS.

          (a) Except as set forth in Section 5.12 of the Disclosure Schedule, the Company (including the Predecessors) is not a party to or bound by any of the following: (1) any agreement, contract or commitment not in the ordinary course of business,(2) any distributor, dealer, manufacturer's representative, sales agency or franchise agreement,(3) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock or equity,(4) any agreement, contract or commitment relating to capital expenditures or the purchase by it of materials, supplies, equipment, services or advertising involving payments in excess of $10,000 for any such agreement, contract or commitment,(5) any agreement, indenture or instrument relating to indebtedness incurred by the Company, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any leasing transaction of the type required to be capitalized in accordance with GAAP,(6) any loan or advance to, or investment in, any Person, any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits, in each case, other than customary travel and other expense advances made to Personnel in the ordinary course of business,(7) any guarantee or other contingent liability incurred by the Company in respect of any indebtedness or obligation of any Person, excluding endorsements made for purposes of collection in the ordinary course of business,(8) any brokerage, management, services, consulting or any other similar type contract providing for annual payments in excess of $5,000,(9) any warranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business,(10) any confidentiality, secrecy or nondisclosure agreement or contract or any agreement, contract or commitment limiting its ability to engage in any line of business or to compete with any Person,(11) any lease, sublease or other arrangement under which it is the lessor or lessee,(12) any collective bargaining agreement or any other agreement with any labor union or association representing any Personnel or any contract for the employment of any officer or employee,(13) any contract or agreement with any of its Affiliates,(14) any contract or agreement under which it agrees to indemnify any Person,(15) any powers of attorney granted by it to any Person,(16) any contract for the production or supply by it of goods or services having unexpired terms (including any periods covered by options to renew exercisable by other Persons) of more than 30 days and involving payments in excess of $1,000 for any such contract, (17)any contract or agreement providing for any payments to any Person or for any other consequences upon any direct or indirect change of control of the Company including, without limitation, the change of control resulting from the sale of the Purchased Shares hereunder,(18) any other contract involving payments by the Company of more than $10,000 for any such contract or (19) any amendment, modification or supplement in respect of any of the foregoing. The contracts, agreements and commitments disclosed in
Section 5.12 of the Disclosure Schedule are referred to herein collectively as the "Scheduled Contracts."

          (b) The Company has heretofore delivered to the Purchaser or its representatives true and complete copies of the Scheduled Contracts. Except as set forth in Section 5.12 of the Disclosure Schedule,(1) each Scheduled Contract (including each Scheduled Contract assigned to the Company by a Predecessor or to which the Company has succeeded by operation of law) is in full force and effect,(2) the Company (including the Predecessors) is not in breach of any of its obligations under any Scheduled Contract and (3) to the Knowledge of the Company, the Seller and SCL or any of them, no other party is in breach of any of its obligations under any Scheduled Contract.

          (c) Except as disclosed in Section 5.12 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement does not require any consent of or notice to any Person under any Scheduled Contract or give rise to any penalty or other right in favor of a third party under any Scheduled Contract and no Scheduled Contract is subject to termination or modification by reason of the consummation of the transactions contemplated by this Agreement.

          Section 5.13. NON-ARM'S LENGTH TRANSACTIONS. The Company has not since the Balance Sheet Date made any payment or loan to, or borrowed any moneys from or otherwise become indebted to, any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Company (within the meaning of the Tax Act), except as disclosed in the Audited Financial Statements or in Section 5.13 of the Disclosure Schedule and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the Business. Except as set forth in Section 5.13 of the Disclosure Schedule, the Company is not a party to any agreement with any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Company (within the meaning of the Tax Act). No officer, director or shareholder of the Company and, to the Knowledge of the Company, the Seller and SCL or any of them, no Person which is an Affiliate of one or more of such Persons: (a) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or the Company or a lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Company; (b) owns, directly or indirectly, in whole or in part, any property that the Company uses in the operation of the Business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company in connection with the Business, except for any liabilities reflected in the Audited Financial Statements and claims in the ordinary and normal course of business such as for accrued vacation pay and accrued benefits under the Employee Plans.

          Section 5.14. TITLE TO ASSETS. The properties and assets of the Company are owned by the Company as the beneficial owner thereof with good and marketable title thereto, free and clear of all Liens other than the Liens set forth in Section 5.14 of the Disclosure Schedule.

          Section 5.15.  REAL PROPERTY.

          (a) The Company does not own, and has not agreed to own or acquire any interest in any real property.

          (b) The Company does not lease, and has not agreed to lease, any real property other than the Real Property.

          (c) The Real Property (including those portions of all buildings, structures, improvements and appurtenances comprising such property) and the current uses thereof comply with all applicable Laws (including, without limitation, all zoning and land use ordinances, all building and safety codes and all Environmental Laws).

          (d) All accounts for work and services performed and materials placed or furnished upon or in respect of the Real Property at the request of the Company or any Predecessor have been fully paid and satisfied and no person is entitled to claim a Lien under the Construction Lien Act (Ontario) or similar legislation in other provinces of Canada against the Real Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed.

          (e) There is nothing owing in respect of the Real Property by the Company to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed.

          (f) Each property comprising the Real Property is fully serviced and has suitable access to public roads, and there are no outstanding levies, charges or fees assessed against any of the Real Property by any Governmental Authority (including development or improvement levies, charges or fees).

          (g) There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Property and, to the Knowledge of the Company, the Seller and SCL or any of them, no such proceeding is contemplated.

          Section 5.16. INTELLECTUAL PROPERTY RIGHTS. Section 5.11 of the Disclosure Schedule contains an accurate and complete list of all Intellectual Property Rights which are owned by the Company or used in the Business. Except as disclosed in Section 5.11 of the Disclosure Schedule, all of such Intellectual Property Rights are owned outright by the Company on an exclusive, irrevocable basis for the term of the registration, free and clear of all Liens. No Action is pending or threatened against the Company which involves any such Intellectual Property Rights and no other Person is infringing the Company's Intellectual Property Rights. The Company has all requisite Intellectual Property Rights to conduct the Business as presently conducted. The Company (including the Predecessors) has not infringed, and is not now infringing, on any Intellectual Property Rights of any Person.

          Section 5.17.  INSURANCE.

          (a) Section 5.11 of the Disclosure Schedule contains an accurate and complete list of all insurance policies and binders owned or held by the Company. The Company has not received (1) any notice of cancellation of any of such policies or binders or refusal of coverage thereunder,(2) any notice that any issuer of any of such policies or binders has filed for protection or otherwise sought relief under applicable bankruptcy or creditor relief laws or is otherwise in the process of liquidating or has been liquidated or (3) any other indication that any of such policies or binders is no longer in full force and effect or that the issuer of any of such policies or binders is no longer willing or able to perform its obligations thereunder. The Company is not in default with respect to any of the provisions contained in any of such policies and binders and has not failed to give any notice or present any claim under any such policy or binder in a due and timely fashion. Such policies and binders, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company and its properties and assets are normally exposed in the operation of the Business.

          (b) There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to any of the Real Property or any of the Company's other properties or assets or otherwise which require or recommend changes in the conduct of the Business or require any repairs or other work to be done with respect to any of the Real Property or any of such properties or assets.

          Section 5.18.  CONDITION OF ASSETS.

          (a) Except as set forth in Section 5.18 of the Disclosure Schedule, the Real Property and the properties and assets (other than inventory) owned, operated or leased by the Company and used in the Business are in a good state of repair and operating condition, except for normal wear and tear, and are suitable for the purposes for which they are presently being used. Section 5.11 of the Disclosure Schedule includes accurate and complete lists of all properties and assets which are leased by the Company.

          (b) The Company acquired its inventory in the ordinary course of business, in bona fide transactions. The perpetual inventory listing provided pursuant to Section 5.11 of the Disclosure Schedule accurately states the quantities of the inventory items listed therein. The general ledger entries as of June 6, 1997 for the category of inventory identified therein as demonstration inventory accurately state the value of such inventory as of such date.

          Section 5.19.  ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

          (a) The Company's accounts and notes receivable arose from the sale of inventory, other assets or services, in the ordinary course of business, reflect extensions of credit consistent with the past practices of the Company and are recorded in accordance with GAAP. The information which the Company has provided to the Purchaser concerning the ages of the Company's accounts and notes receivable is accurate in all material respects. Except as set forth in
Section 5.19 of the Disclosure Schedule, the accounts and notes receivable of the Company are collectible in the ordinary course of business.

          (b) The Company's accounts payable and outstanding check list are the result of bona fide transactions in the ordinary course of business and are recorded in accordance with GAAP. The information which the Company has provided to the Purchaser concerning the ages of the Company's payables is accurate in all material respects. All recorded debit memos from ship and debit activity represent appropriate vendor charges and will be realized within 150 days after the Closing Date.

          Section 5.20. PERMITS. Section 5.11 of the Disclosure Schedule contains an accurate and complete list of all Permits which are held or used by the Company. Such Permits constitute all of the Permits which are required by applicable Laws. The Company is in compliance with the terms and conditions of such Permits. Such Permits are in full force and effect, and no action for the suspension, cancellation, revocation or limitation of any of such Permits is pending or threatened. The Company has not received any notice to the effect that it is not or may not be in compliance with any of such Permits.

          Section 5.21. COMPLIANCE WITH LAWS. The Company and each of the Predecessors have complied with all applicable Laws (including, without limitation, all international trade control regulations and all Laws respecting employment practices, terms and conditions of employment, wages and hours, environmental matters, zoning and land use and occupational health and safety). The Company has not received any notice to the effect that it is not or may not be in compliance with any of such Laws.

          Section 5.22. COMPLIANCE WITH ENVIRONMENTAL LAWS. The representations and warranties contained in this Section 5.22 are intended to be supplemental to the more general representations and warranties made by the Company, the Seller and SCL in this Agreement and shall not in any way limit or detract from or be limited by such other more general representations or warranties.

          (a) The Company has obtained all Permits that are required under all applicable Environmental Laws. The Company is in compliance with the terms and conditions of such Permits. Such Permits are in full force and effect, and no action for the suspension, cancellation, revocation or limitation of any of such Permits is pending or threatened. The Company has not received any notice to the effect that it is not or may not be in compliance with any of such Permits.

          (b) The Company is operating, and the Company and each of the Predecessors at all times have operated, and the Real Property is and at all times has been, in full compliance with all applicable Environmental Laws.

          (c) There is no Action pending or threatened relating to or affecting the Company, the Real Property or any of the Company's properties or assets and relating in any way to any Environmental Laws.

          (d) There are no past or present events, conditions, circumstances, activities, practices, incidents or actions in respect of or relating to the Company, any of the Predecessors, the Real Property, the Company's properties or assets or any property that the Company or any of the Predecessors previously owned or leased or any other property which may give rise to any liability of the Company or the Purchaser (whether under statutory or common law) or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation against the Company or the Purchaser, based on or related to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment or remediation or the emission, discharge, spill, release or threatened release into the workplace, the community or the environment of any Hazardous Materials. Without in any way limiting the foregoing, no spill, release, emission, deposit or discharge into the environment of any Hazardous Materials has occurred or is currently occurring in connection with the Real Property or the conduct of the Business which is in violation of any Environmental Laws.

          (e) The Company has delivered to the Purchaser true and complete copies of all environmental or occupational health and safety audits, evaluations, assessments, studies, tests, reports and minutes of meetings relating to the Company, any of the Predecessors, the Real Property or any property that the Company or the Predecessors previously owned or leased or the uses thereof which are or with reasonable efforts could be within the possession or control of the Company, the Seller or SCL.

          (f) None of the Company or any of the Predecessors has disposed of, transported or arranged for the transportation of any Hazardous Materials at or to any place or location outside of Canada.

          (g) Except as set forth in Section 5.22 of the Disclosure Schedule, no underground storage tanks are or have been located on the Real Property.

          (h) Except as set forth in Section 5.22 of the Disclosure Schedule, no building, structure or improvement located on the Real Property contains asbestos or PCBs.

          Section 5.23.  EMPLOYEE PLANS.

          (a) Section 5.11(f) of the Disclosure Schedule contains an accurate and complete list of all of the Employee Plans.

          (b) With respect to each Employee Plan, the Company has made available to the Purchaser true and complete copies of the following documents, to the extent in each case that such documents exist: (1) current plan documents, plan amendments and any other documents that establish the existence of the plan or arrangement, including any funding instruments;(2) current summary plan descriptions and summaries of material modifications, if any;(3) the most recent letters confirming registered status for tax purposes, if any, received from applicable Governmental Authorities;(4) the most recent reports required to be filed with applicable Governmental Authorities; and (5) the most recent actuarial valuations, if any.

          (c)  Except as set forth in Section 5.23 of the Disclosure Schedule,

               (1) Each Employee Plan has at all times been operated and administered in compliance with its terms and with the requirements of all applicable Laws;

               (2) All contributions or premium payments to, and payments from, each Employee Plan required to be made in accordance with its terms, the recommendation of the actuary for such Employee Plan or applicable Laws have been made in accordance with such requirements;

               (3) All reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Governmental Authority or distributed to any Employee Plan participant have been duly filed or distributed in accordance with such requirements;

               (4) There are no pending investigations by any Governmental Authority involving or relating to any Employee Plan, and no pending or threatened claims (except for claims for benefits payable in the normal operation of the Employee Plans) or Actions against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan which could give rise to a liability nor, to the Knowledge of the Company, the Seller and SCL or any of them, are there any facts that could give rise to any liability in the event of such investigation, claim or Action;

               (5) No notice has been received by the Company of any complaints or other proceedings of any kind involving the Company or any of the Personnel before any pension board or committee relating to any Employee Plan or to the Company; and

               (6) The assets of each Employee Plan are at least equal to the liabilities, contingent or otherwise, of such Employee Plan on a plan termination basis, and each Employee Plan is fully funded on a going concern and solvency basis in accordance with its terms, applicable actuarial recommendations and applicable law, and neither the Purchaser nor any of its Affiliates (including for this purpose, the Company) will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Plan which (either alone or upon the occurrence of any additional or subsequent event) will or may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any Personnel.

          Section 5.24.  EMPLOYEES.

          (a) No labor union or employee association represents or purports to represent any employees of the Company, and during the past three (3) years, the Company has not been the subject of any organizational activity by any labor union or employee association or any labor disputes.

          (b) The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization.

          (c) There is no labor strike, dispute, slow down, work stoppage, unresolved material grievance or arbitration proceeding pending or threatened against the Company.

          (d) There are no material controversies pending between the Company and any of its Personnel, nor are any such material controversies threatened.

          (e) The Company has complied with all Laws relating to employment, including, without limitation, all reporting requirements and other provisions thereof relating to pay, labor relations, human rights, occupational health and safety, employment standards, pension benefits, workers compensation, unemployment insurance, collective bargaining, employment or pay equity and discrimination in employment.

          (f) The Company has not been affected by any transaction or engaged in any layoffs or employment terminations sufficient to trigger application of subsection 57(2) of the Employment Standards Act (Ontario) or of the regulations made in connection therewith or any similar Canadian federal, provincial or local Law.

          (g) The Company is not a party to any express agreement (written or oral) with any of its employees regarding the length or conditions of employment.

          (h) The Company has no policy or past practice and is not a party to any agreement relating to payment of any severance upon termination of employment in excess of amounts required by law.

          (i) The Company has paid all severance which is required by law to be paid to Personnel who were terminated at any time prior to the Closing Time, except that certain of such Personnel have agreed to accept deferred payment of such required severance and SCL has agreed to be responsible for such deferred payment.

          (j) Except as disclosed in Section 5.24 of the Disclosure Schedule, there are no pending or threatened claims against the Company (whether under applicable Laws, employment agreements or otherwise) asserted by any Personnel on account of or for (1) overtime pay, other than overtime pay for work done during the current payroll period;(2) wages or salary for any period other than the current payroll period;(3) any amount of vacation or sabbatical pay or pay in lieu of vacation or time off;(4) workers' compensation or (5) any violation of applicable Laws. To the Knowledge of the Company, the Seller and SCL or any of them, there are no such claims which have not been so asserted.

          (k) Except as disclosed in Section 5.24 of the Disclosure Schedule, all accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and Employee Plan payments have been reflected in the books and records of the Company.

          (l) To the Knowledge of the Company, the Seller and SCL or any of them, no audit or investigation of the Company is currently being performed by applicable workers' compensation boards, occupational health and safety boards, human rights boards or labor relations boards.

          Section 5.25. CUSTOMERS. The Company has made available to the Purchaser a list of all of the Company's customers for the twelve-month period ended March 31, 1997. To the Knowledge of the Company, the Seller and SCL or any of them (without any inquiry of such customers), none of such customers intends to reduce or has threatened to reduce materially its purchases from or business dealings with the Company (a) by reason of the consummation of this Agreement or (b) except as disclosed in Section 5.25 of the Disclosure Schedule, for other reasons.

          Section 5.26.  SUPPLIERS.

          (a) The Company has made available to the Purchaser a list of all of the suppliers of products distributed or converted and sold by the Company. To the Knowledge of the Company, the Seller and SCL or any of them (after inquiry only of the suppliers listed in Section 5.26 of the Disclosure Schedule), none of such suppliers intends to alter or has threatened to alter materially the terms of supply to the Company whether by reason of the consummation of this Agreement or otherwise.

          (b) Except as set forth in Section 5.26 of the Disclosure Schedule, all consents, waivers, approvals and authorizations required from the Company's suppliers and vendors in connection with the transactions contemplated by this Agreement have been obtained and provided to the Purchaser.

          Section 5.27.  TAXES.

          (a) The Company is a registrant for purposes of the ETA and its ETA registration number is as set forth in Section 5.11(g) of the Disclosure Schedule.

          (b) The Company and each Predecessor have timely filed with the appropriate Governmental Authority in all applicable jurisdictions all Tax Returns required to be filed on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects and do not in any respect understate the liability for Taxes of the Company or any of the Predecessors. The Company has paid all Taxes shown to be due on such Tax Returns.

          (c) All Taxes that are or were due and payable by the Company on or before the Closing Date have been timely paid, and the Company has not received any notification from any Governmental Authority of any Tax deficiency or proposal for the assessment or reassessment of any Tax.

          (d) Except as disclosed in Section 5.27 of the Disclosure Schedule, none of the Company's Tax Returns has been audited by any Governmental Authority, and no Governmental Authority has notified the Company, the Seller or SCL, either orally or in writing, that the Company's Tax Returns may or will be audited by such authority.

          (e) For Canadian federal income tax purposes, the Company is not a partner (or treated as a partner) in any partnership or other entity treated as a partnership.

          (f) The Company has complied with all requirements of all applicable Laws relating to the collection, payment and withholding of Taxes, and the Company has, within the time and in the manner prescribed by applicable Law, paid over to the proper taxing authorities all amounts required to be so collected, withheld and paid over. Without limiting the generality of the foregoing, the Company has remitted to the appropriate Governmental Authority when required by Law to do so all amounts collected by it on account of GST.

          (g) The Canadian federal and provincial income tax liability of the Company has not been assessed by Revenue Canada for any taxation year. The Company has not waived any statute of limitations in respect of Taxes and has not agreed to any extension of time with respect to a Tax assessment or deficiency.

          (h) No Liens for Taxes (other than for current Taxes not yet due and payable) encumber any property owned by the Company.

          (i) The Company files its Canadian federal and provincial income Tax Returns on a fiscal year basis with a taxable year ending December 31.

          (j) Set forth in Section 5.27 of the Disclosure Schedule is a schedule of all Taxes that had accrued and were unpaid as of May 31, 1997 (the "Tax Reserve"), determined in accordance with GAAP, and for which the Company is or may become liable for all Taxable Periods ending on or prior to such date. The Company has incurred no Taxes since the Interim Balance Sheet Date, other than Taxes in immaterial amounts incurred in the ordinary course of its business.

          (k) Set forth in Section 5.27 of the Disclosure Schedule is a schedule of all Company Tax Returns for Taxable Periods ending on or before the Closing Date that are required to be filed by the Company on or after the Closing Date.

          (l) The Company has made available to the Purchaser and its representatives (1) true and complete copies of all Company Tax Returns and all schedules thereto filed on or before the Closing Date and (2) all written communications, records and other documents, if any, relating to all Company Tax Returns described in this Section 5.27 (including revenue agent's reports, settlement agreements, compromise agreements, and the like).

          (m) The Company has not, either directly or indirectly, transferred property to or acquired property from a person with whom the Company was not dealing at arm's length (as that term is understood for purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

          (n) No amount in respect of any outlay or expense that is deductible for the purpose of computing the Company's income for purposes of the Tax Act has been owing by the Company for longer than two years to a person with whom the Company was not dealing at arm's length (as that term is understood for purposes of the Tax Act) at the time the outlay or expense was incurred.

          (o) All amounts payable by the Company in respect of salary, wages or other remuneration (other than reasonable vacation or holiday pay) have been paid within 180 days of the end of the year in which the expense was incurred.

          (p) There are no actions, suits or other proceedings, audits, investigations or claims initiated or in progress or pending or threatened against the Company with respect to Taxes and, in particular, there are no currently outstanding assessments or reassessments or inquiries which have been issued or raised by any Governmental Authority relating to any such Taxes.

          Section 5.28. DIRECTORS AND OFFICERS. Section 5.28 of the Disclosure Schedule sets forth the names and titles of all of the directors and officers of the Company immediately prior to the Closing. Each of such directors and officers has submitted his or her resignation as such, which resignation shall be effective upon the Closing.

          Section 5.29.  PRIOR ACQUISITION AGREEMENTS.

          (a) To the Knowledge of the Company, the Seller and SCL or any of them, the representations and warranties made by the vendors and shareholders in the Prior Acquisition Agreements were true and correct when made.

          (b) None of the Company, the Seller and SCL (1) has asserted any claim for indemnification or exercised any right of set-off under any of the provisions of any of the Prior Acquisition Agreements or (2) has given any of the shareholders or vendors under any of the Prior Acquisition Agreements notice of any matter which is or may be subject to any of the provisions thereof pertaining to indemnification or set-off.

          Section 5.30. NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of the Company and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          Section 5.31. COMPLETENESS. No statement, representation or warranty made in Article V of this Agreement or in the Disclosure Schedule contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.


                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants as follows and acknowledges that the Seller and SCL are relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

          Section 6.1. ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.

          Section 6.2. AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by the Purchaser of this Agreement have been duly authorized and approved by the board of directors of the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement.
This Agreement has been duly executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery of this Agreement by the Company, the Seller and SCL, this Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof.

          Section 6.3. CONSENTS OF THIRD PARTIES. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) violate any provision of the Charter Documents of the Purchaser; (b) violate any Laws applicable to the Purchaser; (c) require any Governmental Approvals except notice under the Investment Canada Act or (d) except for the consent of Purchaser's senior lender, which has been obtained, require filing with, or permission, consent or approval of, or the giving of notice to, any other Person (other than Governmental Authorities).

          Section 6.4. LITIGATION. There are no Actions pending or threatened that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with this Agreement.

          Section 6.5. INVESTMENT REPRESENTATIONS. For purposes of Laws applicable in the United States, the Purchaser is not acquiring the Purchased Shares with a view to, or in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities or "Blue Sky" laws, and understands that the Purchased Shares must be held indefinitely until they are subsequently registered under such laws or such sale is permitted pursuant to an exemption from such registration requirements.

          Section 6.6. NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of the Purchaser and no Person with which the Purchaser has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE VII

                                   TAX MATTERS

          Section 7.1. TAX INDEMNIFICATION. The Seller and SCL jointly and severally agree to indemnify, defend and hold harmless the Company, the Purchaser and Affiliates of the Purchaser from and against the following Taxes, together with any loss, damage, liability, or expense, including reasonable fees for attorneys, accountants and other consultants, incurred in contesting or otherwise in connection with such Taxes:

          (a) Taxes imposed on the Company, any of the Predecessors, the Purchaser or Affiliates of the Purchaser with respect to Taxable Periods (or portions thereof) of the Company or any of the Predecessors ending on or before the Closing Date other than (1) Taxes included in the Tax Reserve and (2) Taxes incurred by the Company after the Interim Balance Sheet Date in the ordinary course of its business; and

          (b) Taxes imposed on the Company, the Purchaser or Affiliates of the Purchaser by reason of the failure of any representation or warranty made by the Company, the Seller and SCL in Section 5.27 to be true and correct as of the Closing Date.

Any claim by a Governmental Authority for additional Tax for which the Seller and SCL are liable under this Section 7.1 shall be governed by the provisions of
Section 8.4 (concerning Third Party Claims), PROVIDED HOWEVER, that the Seller and SCL shall not take a position in any Action and shall not compromise or settle such Action, if such position, compromise, or settlement could have the effect of increasing a Tax imposed on the Company, the Purchaser or Affiliates of the Purchaser for any Taxable Period (or portion thereof) beginning after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. If the parties cannot resolve the reasonableness of any such position, compromise or settlement, then the parties shall submit the dispute to a mutually acceptable arbiter whose resolution of such matter shall be binding on all parties.

          Section 7.2. PURCHASER TAX INDEMNIFICATION. The Purchaser agrees to indemnify, defend and hold harmless the Seller and SCL from and against any Tax imposed on the Company with respect to its Taxable Periods (or portions thereof) beginning on or after the Closing Date, together with any loss, damage, liability, or expense, including reasonable fees for attorneys, accountants and consultants, incurred in contesting or otherwise in connection with any such Tax. Any claim by a Governmental Authority for additional Tax for which the Purchaser is liable under this Section 7.2 shall be governed by the provisions of Section 8.4 (concerning Third Party Claims), PROVIDED HOWEVER, that the Purchaser shall not take a position in any Action and shall not compromise or settle such Action, if such position, compromise, or settlement could have the effect of increasing a Tax imposed on the Company for any Taxable Period (or portion thereof) beginning prior to the Closing Date without the prior written consent of the Seller and SCL, which consent shall not be unreasonably withheld. If the parties cannot resolve the reasonableness of any such position, compromise or settlement, then the parties shall submit the dispute to a mutually acceptable arbiter whose resolution of such matter shall be binding on all parties.

          Section 7.3. TRANSFER TAXES. All transfer, sales, use, recordation, stamp, or similar Taxes required to be paid in connection with the transactions contemplated herein, including the sale of the Purchased Shares, shall be paid by the party upon whom such Taxes are primarily imposed by Law.

          Section 7.4. LOSS CARRYFORWARDS. It is understood that none of the Company, the Seller and SCL has made any representation or warranty as to the effect of the transactions entered into in connection with this Agreement on the availability of the non-capital loss carryforwards of the Company or any of the Predecessors after the Closing. No amount shall be payable pursuant to the indemnity contained in Section 7.1 with respect to any breach of the representation and warranty contained in the second sentence of Section 5.27(b) as it relates to Canadian federal income taxes unless and until the non-capital loss carryforwards are $1 million less than the amounts reflected on the Tax Returns referred to therein.

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          Section 8.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigations made by the parties hereto or their representatives, only for a period ending on December 31, 1998; PROVIDED that
(a) the representations and warranties set forth in Section 5.27 with respect to Taxes shall survive until 30 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Laws in respect of any taxation year to which such representations and warranties extend could be issued under applicable Laws to the Company, (b) the representations and warranties set forth in Section 4.4 (Ownership of Shares) and Section 5.14 (Title to Assets) shall survive indefinitely, (c) the representations and warranties set forth in
Section 5.22 (Compliance with Environmental Laws) shall survive for a period of four years following the Closing Date, and (d) the representations and warranties set forth in Section 5.24(i) pertaining to severance shall survive until 30 days after the expiration of the applicable statute of limitations for severance claims (in each case, the applicable "Survival Period"); PROVIDED, HOWEVER, that no claim for breach of a representation or warranty may be brought under this Agreement by any person unless written notice of such claim (stating the date of discovery thereof and basis therefor) shall have been given on or prior to the last day of the applicable Survival Period (in which event each such representation and warranty shall survive (with respect to such asserted claims only) until such claim is finally resolved and all obligations with respect thereto are fully satisfied). Notwithstanding anything to the contrary contained herein, a claim for any breach of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by applicable Laws.

          Section 8.2. INDEMNIFICATION. Subject to Sections 8.3 and 8.4, and subject in the case of paragraph (a) of this Section 8.2 to Section 8.1 and to paragraphs (b) and (c) of this Section 8.2:

          (a) The Seller and SCL jointly and severally agree to indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, agents, stockholders and Affiliates (including, without limitation, the Company), and any successors thereto (collectively, the "Purchaser Persons"), from and against any and all demands, claims, actions, assessments, losses, liabilities, obligations, damages, recoveries, deficiencies, interest, penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, "Losses") resulting from, arising out of, or imposed upon or incurred by any such Purchaser Person by reason of or in connection with,(1) the failure of any representation and warranty made by the Seller and SCL in Article IV of this Agreement to be true and correct as of the Closing Date or (2) the failure of any representation and warranty made by the Seller, SCL and the Company in Article V of this Agreement to be true and correct as of the Closing Date.

          (b)  Subject to paragraph (c) of this Section 8.2,

               (1) No indemnity shall be payable to any of the Purchaser Persons pursuant to paragraph (a) of this Section 8.2 unless the aggregate amount of Losses shall exceed $87,500 (the "Basket Amount"), whereupon all amounts then or thereafter due with respect to such Losses in excess of the Basket Amount shall be payable; and

               (2)  The joint liability of the Seller and SCL under paragraph
     (a) of this Section 8.2 shall not exceed, in the aggregate, an amount equal to $4 million (the "Liability Cap").

          (c) Notwithstanding the foregoing, the Basket Amount and the Liability Cap shall not apply to any of the following and Losses resulting from any of the following shall not be credited towards the Basket Amount or the Liability Cap:

               (1)  Any breach of any representation or warranty contained in
     Section 5.27 (Taxes);

               (2)  Any breach of any representation or warranty contained in
     Section 4.4 (Ownership of Shares);

               (3)  Any breach of any representations or warranty contained in
     Section 5.14 (Title to Assets);

               (4)  Any breach of any representation or warranty contained in
     Section 5.24(i) (pertaining to severance);

               (5) Any breach of any representation or warranty involving fraud or fraudulent misrepresentation.

          (d) The Purchaser agrees to indemnify, defend and hold harmless the Seller and SCL and any successors thereto from and against any and all Losses resulting from, arising out of, or imposed upon or incurred by any such indemnified person by reason of or in connection with, the failure of any representation and warranty made by the Purchaser in Article VI of this Agreement to be true and correct as of the Closing Date.

          (e) The Seller and SCL jointly and severally agree to indemnify, defend and hold harmless the Purchaser Persons from and against any and all Losses resulting from, arising out of, or imposed upon or incurred by any such Purchaser Person by reason of or in connection with (1) the claims identified in Section 5.24(j) of the Disclosure Schedule, or (2) claims relating to the lease of certain premises known as Bay 41,5370 Canotek Road, Gloucester, including, without limitation, claims arising in connection with litigation commenced by that certain Statement of Claim (Court File No. 97CV-001010-CM) which was filed in the Ontario Court (General Division) by 1142616 Ontario Inc. and 1101545 Ontario, Inc. and is disclosed in
Section 5.10(b) of the Disclosure Schedule.

          (f) The parties understand and agree that prior to the Closing Date, SCL delivered to Saltmarsh Enterprises written notice of termination of that certain Consulting Agreement dated August 1, 1996 (the "Saltmarsh Contract"), which notice states a termination date of July 31, 1997. STI shall pay Saltmarsh Enterprises for its services through such termination date, at the monthly rate specified in the Saltmarsh Contract. Except for such obligation to pay for such services for such period, STI shall have no obligations under the Saltmarsh Contract. The Seller and SCL jointly and severally agree to indemnify, defend and hold harmless the Purchaser Persons from and against all Losses resulting from, arising out of or imposed upon or incurred by any such Purchaser Person by reason of or in connection with the termination of the Saltmarsh Contract or any claims of Saltmarsh Enterprises or John Saltmarsh related to or based upon such agreement or the termination thereof (other than any failure of STI to pay Saltmarsh Enterprises as provided herein).

          (g) The Seller and SCL jointly and severally agree to indemnify, defend and hold harmless the Purchaser Persons from and against any and all Losses resulting from, arising out of, imposed upon or incurred by any such Purchaser Person by reason of or in connection with the failure of SCL and/or SCLE to obtain and deliver to the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably, prior to the Closing Date, any consent to the transactions contemplated hereby which is required under any agreement referenced in Section 5.7 of the Disclosure Schedule. The Seller and SCL shall use their best efforts to obtain all such consents, in form and substance satisfactory to the Purchaser, acting reasonably, not delivered at Closing.

          (h) SCL and the Seller shall, at their expense, take all actions necessary to cause that certain Lien in favour of Michael Kolcun in the amount of $140,097.80 and the Writ of Execution evidencing such Lien which is registered at Land Titles 66 Toronto (File Number 93-025294) to be released within ten Business Days after the Closing Date. SCL and the Seller jointly and severally agree to indemnify, defend and hold harmless the Purchaser Persons from and against all Losses resulting from, arising out of, imposed upon or incurred by any such Purchaser Person by reason of or in connection with such Lien and Writ or the failure of SCL and SCLE to cause them to be released as provided herein.

          Section 8.3. PROCEDURES FOR INDEMNIFICATION. "Indemnitor" shall mean the party against whom indemnity is sought, and "Indemnitee" shall mean the party seeking indemnification.

          (a) A claim for indemnification hereunder ("Indemnification Claim") shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing such other information as Indemnitee shall have concerning such Third Party Claim.

          (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 8.4 shall be observed by Indemnitor and Indemnitee.

          (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee, specifying in reasonable detail the basis of such objection.
Failure to timely so object shall constitute acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 8.3(d).

          (d) Upon determination of the amount of the Indemnification Claim, whether by failure of Indemnitor to object to such claim, agreement between Indemnitor and Indemnitee or otherwise, Indemnitor shall pay the amount of such Indemnification Claim within fifteen (15) days of the date such amount is determined.

          Section 8.4.   THIRD PARTY CLAIMS.

          (a) Should any Action or potential claim (any of which is hereinafter individually referred to as a "Circumstance") be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the Indemnitee shall give the Indemnitor written notice describing the Circumstance in reasonable detail. The Indemnitor shall undertake to compromise or defend, at its own expense and by its own counsel (who shall be reasonably acceptable to Indemnitee), any such matter involving the asserted liability of the Indemnitee; PROVIDED, that any such compromise (1) shall include as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnitee of a release from all liability in respect of such claim and (2) shall not result in the imposition on the Indemnitee of any remedy other than monetary damages to be paid in full by the Indemnitor pursuant to Section 8.2. Indemnitor shall confirm to Indemnitee in writing within ten (10) days after receipt of Indemnitee's notice that Indemnitor will undertake to compromise or defend such asserted liability. The assumption of the defense of any Third Party Claim by the Indemnitor shall be an acknowledgment by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim. The Indemnitee agrees to, and to cause its own independent counsel to, cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. All reasonable out-of-pocket costs and expenses incurred by the Indemnitee in connection with such cooperation (including, without limitation, the reasonable fees and expenses of the Indemnitee's own independent counsel) shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right to participate with its own counsel (the reasonable fees and expenses of which will be borne by Indemnitor) in the defense of such asserted liability.

          (b) If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim (or fails to object by written notice to Indemnitee to the Indemnitee's assumption of such defense), the Indemnitee shall have the right to undertake the compromise and defense of such claim. Upon the Indemnitee's assumption of the defense of any Third Party Claim, Indemnitee shall promptly give notice thereof to Indemnitor and shall make an Indemnification Claim as provided in Section 8.3(a). Under no circumstances shall the Indemnitee compromise any such asserted liability without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), except in cases where the Indemnitor shall have failed or refused to undertake the defense or compromise of any such asserted liability as provided herein.

          (c) The Indemnitor and the Indemnitee shall co-operate and provide each other with reasonable access to books, records (with the ability to take copies thereof) and Personnel of the Company which are in their possession or under their respective control or direction in order to properly conduct a defense of any Circumstance. Each party shall use such care in maintaining the records of the Company in their care or under their control as they use with their own business records.


                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

          Section 9.2. CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. Unless specifically provided otherwise, all references to Article and Section numbers in this Agreement are references to Articles and Sections of this Agreement. Unless specifically provided otherwise, as used in this Agreement, the terms "herein," "hereof" and "hereunder" refer to this Agreement in its entirety and are not limited to any specific paragraph hereof. Unless otherwise specifically provided herein, all dollar amounts referred to herein are expressed in Canadian funds.

          Section 9.3. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be mailed, telecopied, dispatched by reputable commercial courier or delivered by hand as follows:

               If to the Purchaser, addressed to it at:

               Richey Electronics, Inc.
               7441 Lincoln Way
               Garden Grove, California 92641
               Attention:  President
               Telecopier: 714-897-7887

               With copies to:

               Kathy Wales
               Dewey Ballantine
               333 South Hope Street, 30th Floor
               Los Angeles, California 90071
               Telecopier:  213-625-0562

               Michael Creery
               Davies, Ward & Beck
               1 First Canadian Place
               Suite 4400
               Toronto, Ontario M5X 1B1
               Telecopier:  416-863-0871

               If to the Seller or SCL, addressed to it at:

               Simmonds Capital Limited
               5255 Yonge Street, Suite 1050
               Willowdale, Ontario M2N 6P4
               Attention:  President
               Telecopier:  416-221-3800

               With a copy to:

               John Burns
               Gowling, Strathy & Henderson
               Suite 4900, Commerce Court West
               Toronto, Ontario M5L IJ3
               Telecopier:  416-862-7661

If any notice or other communication required or permitted to be given hereunder is given by mail, it will be effective on the fifth calendar day after deposit in the mail with first class postage prepaid except in the event of an actual or threatened disruption in postal services, in which case notices shall be given by telecopier, courier or personal delivery until the resumption of normal postal service; if given by telecopier on a Business Day during regular business hours of the recipient, when sent and, if not so given, then, at the opening of the recipient's business on the next Business Day; if dispatched by reputable commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

          Section 9.4. PARTIES IN INTEREST. Except as hereinafter provided, this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. The Purchaser shall have the right, without the consent of the other parties to this Agreement, to make a collateral assignment of its rights hereunder to one or more institutional lenders and to assign its rights hereunder to any of its Affiliates or to any Person that acquires all or substantially all of the assets of the Purchaser or all or substantially all of the assets used or held for use in the Business. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 9.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Signatures may be exchanged by telecopy, and each party agrees to be bound by its own telecopied signature and to accept the telecopied signatures of the other parties.

          Section 9.6. AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto.

          Section 9.7. WAIVER. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party to be charged with such waiver.

          Section 9.8. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

          Section 9.9. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and the Indemnitees.

          Section 9.10. ATTORNEYS' FEES. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement or with respect to a breach of a representation or warranty hereunder, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred (including, without limitation, attorneys' fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any bankruptcy case or proceeding).

          Section 9.11. CONSTRUCTION. Each party has reviewed and revised this Agreement and, therefore, the rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          Section 9.12. PUBLICITY. Except as otherwise required by applicable Laws or stock exchange rules as advised by counsel, none of the parties to this Agreement shall issue any press release or make any other public announcement concerning the purchase and sale of the Purchased Shares, without obtaining the prior written approval of the Purchaser and SCL, which approval shall not be unreasonably withheld or delayed.

          Section 9.13. DEBIT MEMOS. In connection with the representations and warranties in Section 5.19(b), the Company and the Purchaser shall, after the Closing Time, act in good faith with respect to the debit memos and the collection thereof.

          Section 9.14. USE OF SIMMONDS NAME. For a period of six months after the Closing, the Company shall continue to have the right to use the name "Simmonds" in connection with the Business and in a manner not to be inconsistent with the reputation of such name in the business community. Thereafter,(a) the Company shall not use such name, except in connection with Tax Returns, filings with other Governmental Authorities and for similar purposes, and (b) the Company shall change its name so that it does not include "Simmonds," effective upon the expiration of such six month period.

          Section 9.15. ENTIRE AGREEMENT. This Agreement, and the Disclosure Schedule which forms a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter (including, without limitation, the Confidentiality Agreement and the Letter of Intent).

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed as of the date first above written.

                                   The Purchaser:

                                   RICHEY ELECTRONICS, INC.

                                   By:
                                        -----------------------------
                                        Richard N. Berger
                                        Vice President and
                                        Chief Financial Officer


                                   The Seller:

                                   SCL ELECTRONICS LTD.

                                   By:
                                        -----------------------------
                                        David C. O'Kell
                                        Executive Vice President
                                        and Secretary


                                   The Company:

                                   SIMMONDS TECHNOLOGIES INC.

                                   By:
                                        -----------------------------
                                        David C. O'Kell
                                        Executive Vice President
                                        and Secretary


                                   SCL

                                   SIMMONDS CAPITAL LIMITED

                                   By:
                                        -----------------------------
                                        David C. O'Kell
                                        Executive Vice President
                                        and Secretary

                  [Signature Page to Share Purchase Agreement]